UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Standard Parking Corporation

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

853790 103

(CUSIP Number)

George Fan GSO Capital Partners LP 280 Park Avenue, 11th Floor New York, New York 10017 Tel.: (212) 503-2100	Jon R. Bauer Contrarian Capital Management, L.L.C. 411 West Putman Avenue, Suite 425 Greenwich, Connecticut 06830 Tel.: (203) 862-8200

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

November 9, 2009

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 853790 103
1	NAMES OF REPORTING PERSONS GSO Special Situations Fund LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)		☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 326,792
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 326,792
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.1%
14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 2 of 35 Pages

CUSIP No. 853790 103
1	NAMES OF REPORTING PERSONS GSO Special Situations Overseas Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)		☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 243,636
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 243,636
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.6%
14	TYPE OF REPORTING PERSON (See Instructions) CO

Page 3 of 35 Pages

CUSIP No. 853790 103
1	NAMES OF REPORTING PERSONS GSO Special Situations Overseas Benefit Plan Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)		☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON (See Instructions) CO

Page 4 of 35 Pages

CUSIP No. 853790 103
1	NAMES OF REPORTING PERSONS GSO Capital Opportunities Fund LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)		☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 182,199
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 182,199
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.2%
14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 5 of 35 Pages

CUSIP No. 853790 103
1	NAMES OF REPORTING PERSONS GSO Capital Partners LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)		☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 988,936
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 988,936
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 988,936
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.5%
14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 6 of 35 Pages

CUSIP No. 853790 103
1	NAMES OF REPORTING PERSONS Bennett J. Goodman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)		☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 988,936
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 988,936
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 988,936
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.5%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 7 of 35 Pages

CUSIP No. 853790 103
1	NAMES OF REPORTING PERSONS J. Albert Smith III
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)		☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 988,936
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 988,936
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 988,936
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.5%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 8 of 35 Pages

CUSIP No. 853790 103
1	NAMES OF REPORTING PERSONS Douglas I. Ostrover
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)		☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 988,936
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 988,936
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 988,936
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.5%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 9 of 35 Pages

CUSIP No. 853790 103
1	NAMES OF REPORTING PERSONS GSO Advisor Holdings L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)		☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 988,936
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 988,936
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 988,936
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.5%
14	TYPE OF REPORTING PERSON (See Instructions) OO

Page 10 of 35 Pages

CUSIP No. 853790 103
1	NAMES OF REPORTING PERSONS Blackstone Holdings I L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)		☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 988,936
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 988,936
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 988,936
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.5%
14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 11 of 35 Pages

CUSIP No. 853790 103
1	NAMES OF REPORTING PERSONS Blackstone Holdings I/II GP Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)		☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 988,936
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 988,936
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 988,936
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.5%
14	TYPE OF REPORTING PERSON (See Instructions) CO

Page 12 of 35 Pages

CUSIP No. 853790 103
1	NAMES OF REPORTING PERSONS The Blackstone Group L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)		☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 988,936
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 988,936
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 988,936
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.5%
14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 13 of 35 Pages

CUSIP No. 853790 103
1	NAMES OF REPORTING PERSONS Blackstone Group Management L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)		☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 988,936
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 988,936
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 988,936
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.5%
14	TYPE OF REPORTING PERSON (See Instructions) OO

Page 14 of 35 Pages

CUSIP No. 853790 103
1	NAMES OF REPORTING PERSONS Stephen A. Schwarzman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)		☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 988,936
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 988,936
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 988,936
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.5%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 15 of 35 Pages

CUSIP No. 853790 103
1	NAMES OF REPORTING PERSONS CML VII, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)		☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 236,309
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 236,309
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.5%
14	TYPE OF REPORTING PERSON (See Instructions) OO

Page 16 of 35 Pages

CUSIP No. 853790 103
1	NAMES OF REPORTING PERSONS Contrarian Funds, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)		☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 236,309
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 236,309
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.5%
14	TYPE OF REPORTING PERSON (See Instructions) OO

Page 17 of 35 Pages

CUSIP No. 853790 103
1	NAMES OF REPORTING PERSONS Contrarian Capital Management, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)		☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 236,309
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 236,309
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.5%
14	TYPE OF REPORTING PERSON (See Instructions) OO

Page 18 of 35 Pages

CUSIP No. 853790 103
1	NAMES OF REPORTING PERSONS Jon R. Bauer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)		☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 236,309
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 236,309
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.5%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 19 of 35 Pages

CUSIP No. 853790 103
1	NAMES OF REPORTING PERSONS Janice M. Stanton
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)		☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 236,309
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 236,309
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.5%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 20 of 35 Pages

CUSIP No. 853790 103
1	NAMES OF REPORTING PERSONS Gil A. Tenzer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)		☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 236,309
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 236,309
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.5%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 21 of 35 Pages

CUSIP No. 853790 103
1	NAMES OF REPORTING PERSONS Contrarian Capital Fund I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)		☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 54,994
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 54,994
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.4%
14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 22 of 35 Pages

CUSIP No. 853790 103
1	NAMES OF REPORTING PERSONS Contrarian Capital Finance, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)		☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 153,601
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 153,601
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.0%
14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 23 of 35 Pages

CUSIP No. 853790 103
1	NAMES OF REPORTING PERSONS CCM Pension - A, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)		☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 8,904
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,904
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.06%
14	TYPE OF REPORTING PERSON (See Instructions) OO

Page 24 of 35 Pages

CUSIP No. 853790 103
1	NAMES OF REPORTING PERSONS CCM Pension - B, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)		☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,603
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,603
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.01%
14	TYPE OF REPORTING PERSON (See Instructions) OO

Page 25 of 35 Pages

CUSIP No. 853790 103
1	NAMES OF REPORTING PERSONS CCM Pension - C, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)		☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 3,239
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,239
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.02%
14	TYPE OF REPORTING PERSON (See Instructions) OO

Page 26 of 35 Pages

CUSIP No. 853790 103
1	NAMES OF REPORTING PERSONS Contrarian Capital Senior Secured, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)		☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 13,017
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,017
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.09%
14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 27 of 35 Pages

CUSIP No. 853790 103
1	NAMES OF REPORTING PERSONS Contrarian Socially Responsible, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)		☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 951
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 951
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)		☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.006%
14	TYPE OF REPORTING PERSON (See Instructions) PN

Page 28 of 35 Pages

This Amendment No. 1 (the “Amendment No. 1”) to Schedule 13D supplements and amends the Statement on Schedule 13D of GSO Special Situations Fund LP, GSO Special Situations Overseas Master Fund, Ltd., GSO Special Situations Overseas Benefit Plan Fund, Ltd., GSO Capital Opportunities Fund LP, GSO Capital Partners LP, Bennett J. Goodman, J. Albert Smith III, Douglas I. Ostrover, GSO Advisor Holdings L.L.C., Blackstone Holdings I L.P., Blackstone Holdings I/II GP Inc., The Blackstone Group L.P., Blackstone Group Management L.L.C., Stephen A. Schwarzman, CML VII, LLC, Contrarian Funds, L.L.C. and Contrarian Capital Management, L.L.C., Jon R. Bauer, Janice M. Stanton, Gil A. Tenzer, Contrarian Capital Fund I, L.P., Contrarian Capital Finance, L.P., CCM Pension – A, L.L.C., CCM Pension – B, L.L.C., CCM Pension – C, L.L.C., Contrarian Capital Senior Secured, L.P. and Contrarian Socially Responsible, L.P. originally filed on May 15, 2009 (the “Schedule 13D”), with respect to the Common Stock, par value $0.001 per share (“Common Stock”), of Standard Parking Corporation., a Delaware corporation (the “Issuer”), having its principal executive offices at 900 N. Michigan Avenue, Suite 1600, Chicago, Illinois 60611. GSO Special Situations Fund LP, GSO Special Situations Overseas Master Fund, Ltd., GSO Special Situations Overseas Benefit Plan Fund, Ltd., GSO Capital Opportunities Fund LP, GSO Capital Partners LP, Bennett J. Goodman, J. Albert Smith III, Douglas I. Ostrover, GSO Advisor Holdings L.L.C., Blackstone Holdings I L.P., Blackstone Holdings I/II GP Inc., The Blackstone Group L.P., Blackstone Group Management L.L.C., Stephen A. Schwarzman, CML VII, LLC, Contrarian Funds, L.L.C. and Contrarian Capital Management, L.L.C., Jon R. Bauer, Janice M. Stanton, Gil A. Tenzer, Contrarian Capital Fund I, L.P., Contrarian Capital Finance, L.P., CCM Pension – A, L.L.C., CCM Pension – B, L.L.C., CCM Pension – C, L.L.C., Contrarian Capital Senior Secured, L.P. and Contrarian Socially Responsible, L.P. are collectively referred to in this Amendment No. 1 as the “Reporting Persons” and each is a “Reporting Person.” Each item below amends and supplements the information disclosed under the corresponding item of the Schedule 13D. Capitalized terms defined in the Schedule 13D are used herein with their defined meanings.

Item 4.	Purpose of Transaction.

Item 4 of the Schedule 13D is hereby amended and supplemented by adding immediately before the penultimate paragraph thereof the following:

On November 9, 2009, GSO Special Situations Fund LP, GSO Special Situations Overseas Master Fund Ltd., GSO Special Situations Overseas Benefit Plan Fund Ltd. and GSO Capital Opportunities Fund LP (collectively, the “GSO Funds”) and CML VII, LLC jointly offered for sale the Common Stock owned by the GSO Funds and CML VII, LLC pursuant to an underwriting agreement, dated November 9, 2009 (the “Underwriting Agreement”) among the Issuer, the GSO Funds and CML VII, LLC and Credit Suisse Securities (USA) LLC and William Blair & Company, L.L.C. (the “Underwriters”). Pursuant to the Underwriting Agreement, the GSO Funds and CML VII, LLC agreed to sell up to 6,592,906 of their shares of Common Stock, plus a 30-day option for the Underwriters to purchase on a pro rata basis up to 988,936 additional shares of Common Stock, pursuant to an underwritten offering registered on the Issuer’s registration statement on Form S-3 (File No. 333-161750). The closing of these sales is expected to occur on November 16, 2009.

The foregoing summary of the Underwriting Agreement is qualified in its entirety by reference to the complete text of the Underwriting Agreement filed as Exhibit 4 hereto.

Item 5.	Interest in Securities of the Issuer.

Item 5 of the Schedule 13D is hereby amended and restated in its entirety by the following:

(a) – (b) The following disclosure assumes that there are 15,312,089 shares of Common Stock of the Issuer outstanding, which number is based on information set forth in the Issuer’s Quarterly Report on Form 10-Q for the period ended September 30, 2009, filed with the Securities and Exchange Commission on November 9, 2009.

The shares of Common Stock of the Issuer reported on this Amendment No. 1 are held by: GSO Special Situations Fund LP; GSO Special Situations Overseas Master Fund, Ltd.; GSO Capital Opportunities Fund LP; and CML VII, LLC.

GSO Capital Partners LP is the investment manager of each of GSO Special Situations Fund LP, GSO Special Situations Overseas Master Fund, Ltd., GSO Special Situations Overseas Benefit Plan Fund, Ltd. and GSO Capital Opportunities Fund LP, and in that respect holds discretionary investment authority for each of them. GSO

Page 29 of 35 Pages

Advisor Holdings L.L.C. is the general partner of GSO Capital Partners LP, and in that capacity directs its operations. Blackstone Holdings I L.P. is the sole member of GSO Advisor Holdings L.L.C., and in that capacity, directs its operations. Blackstone Holdings I/II GP Inc. is the general partner of Blackstone Holdings I L.P., and in that capacity, directs its operations. The Blackstone Group L.P. is the controlling shareholder of Blackstone Holdings I/II GP Inc., and in that capacity, directs its operations. Blackstone Group Management L.L.C. is the general partner of The Blackstone Group L.P., and in that capacity directs its operations. Stephen A. Schwarzman is the founding member of Blackstone Group Management L.L.C. and in that capacity, directs its operations. In addition, each of Bennett J. Goodman, J. Albert Smith III and Douglas I. Ostrover may have shared voting and dispositive power with respect to the shares of Common Stock.

Contrarian Funds, L.L.C. is the sole member of CML VII, LLC, and in that capacity, directs its operations. Contrarian Capital Management, L.L.C. is the investment manager of CML VII, LLC, and in that respect holds discretionary investment authority for it. Jon R. Bauer is Managing Member of Contrarian Capital Management, L.L.C. and in that capacity, directs its operations. Janice M. Stanton is President of Contrarian Capital Management, L.L.C. and in that capacity, directs its operations. Gil A. Tenzer is Chief Operating Officer of Contrarian Capital Management, L.L.C. and in that capacity, directs its operations. Contrarian Capital Fund I, L.P., Contrarian Capital Finance, L.P., CCM Pension – A, L.L.C., CCM Pension – B, L.L.C., CCM Pension – C, L.L.C., Contrarian Capital Senior Secured, L.P. and Contrarian Socially Responsible, L.P. are members of Contrarian Funds, L.L.C.

Pursuant to the Voting and Disposition Agreement (described in Item 6 of the Schedule 13D), GSO Capital Partners LP may have shared power to vote and dispose of Common Stock held by CML VII, LLC.

The aggregate number and percentage of the shares of Common Stock of the Issuer beneficially owned by each Reporting Person and, for each Reporting Person, the number of shares as to which there is sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or to direct the disposition are set forth on rows 7 through 11 and row 13 of the cover pages of this Amendment No. 1.

Neither the filing of this Amendment No. 1 nor any of its contents shall be deemed to constitute an admission that any of the Reporting Persons (other than the entities identified above as holding the shares of Common Stock of the Issuer reported on this Amendment No. 1) is the beneficial owner of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.

(c) Except as set forth herein, none of the Reporting Persons has engaged in any transaction during the past 60 days in any shares of Common Stock.

(d) Except as set forth in Item 6 below, no one other than the Reporting Persons has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any of the securities of the Issuer reported on this Amendment No. 1.

(e) On November 16, 2009, GSO Special Situations Overseas Benefit Plan Fund, Ltd., ceased to be a beneficial holder of more than 5% of the Issuer’s Common Stock

Item 6.	Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 of the Schedule 13D is hereby amended and supplemented by incorporating by reference the description of the Underwriting Agreement provided in Item 4 of this Amendment No. 1.

Page 30 of 35 Pages

Item 7.	Material to be Filed as Exhibits.

Item 7 of the Schedule 13D is hereby amended and supplemented by adding at the end thereof the following:

5.	Underwriting Agreement, dated November 9, 2009, among the Issuer, the Funds and the Underwriters (incorporated by reference to Exhibit 10.1 to the Issuer’s Current Report on Form 8-K filed on November 12, 2009).

Page 31 of 35 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 12, 2009

GSO SPECIAL SITUATIONS FUND LP

By:	GSO Capital Partners LP,
its Investment Manager

	By:	/S/ GEORGE FAN
	Name:	George Fan
	Title:	Chief Legal Officer/Chief Compliance Officer

GSO SPECIAL SITUATIONS OVERSEAS MASTER FUND, LTD.

By:	GSO Capital Partners LP,
its Investment Manager

	By:	/S/ GEORGE FAN
	Name:	George Fan
	Title:	Chief Legal Officer/Chief Compliance Officer

GSO SPECIAL SITUATIONS OVERSEAS BENEFIT PLAN FUND, LTD.

By:	GSO Capital Partners LP,
its Investment Manager

	By:	/S/ GEORGE FAN
	Name:	George Fan
	Title:	Chief Legal Officer/Chief Compliance Officer

GSO CAPITAL OPPORTUNITIES FUND LP

By:	GSO Capital Partners LP,
its Investment Manager

	By:	/S/ GEORGE FAN
	Name:	George Fan
	Title:	Chief Legal Officer/Chief Compliance Officer

GSO CAPITAL PARTNERS LP

By:	/S/ GEORGE FAN
Name:	George Fan
Title:	Chief Legal Officer/Chief Compliance Officer

Page 32 of 35 Pages

BENNETT J. GOODMAN

By:	/S/ GEORGE FAN
Name:	George Fan
Title:	Attorney-in-Fact

J. ALBERT SMITH III

By:	/S/ GEORGE FAN
Name:	George Fan
Title:	Attorney-in-Fact

DOUGLAS I. OSTROVER

By:	/S/ GEORGE FAN
Name:	George Fan
Title:	Attorney-in-Fact

GSO ADVISOR HOLDINGS L.L.C.

By:	/S/ ROBERT L. FRIEDMAN
Name:	Robert L. Friedman
Title:	Authorized Person

BLACKSTONE HOLDINGS I L.P.

By:	/S/ ROBERT L. FRIEDMAN
Name:	Robert L. Friedman
Title:	Attorney-in-Fact

BLACKSTONE HOLDINGS I/II GP INC.

By:	/S/ ROBERT L. FRIEDMAN
Name:	Robert L. Friedman
Title:	Authorized Person

THE BLACKSTONE GROUP L.P.

By:	/S/ ROBERT L. FRIEDMAN
Name:	Robert L. Friedman
Title:	Authorized Person

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/S/ ROBERT L. FRIEDMAN
Name:	Robert L. Friedman
Title:	Authorized Person

STEPHEN A. SCHWARZMAN

By:	/S/ STEPHEN A. SCHWARZMAN

Page 33 of 35 Pages

CML VII, LLC

By:	Contrarian Funds, L.L.C.,
its sole member

By:	Contrarian Capital Management, L.L.C.,
its investment manager

By:	/S/ JANICE M. STANTON
Name:	Janice M. Stanton
Title:	Member; Authorized Signatory

CONTRARIAN FUNDS, L.L.C.

By:	Contrarian Capital Management, L.L.C.,
its investment manager

By:	/S/ JANICE M. STANTON
Name:	Janice M. Stanton
Title:	Member; Authorized Signatory

CONTRARIAN CAPITAL MANAGEMENT, L.L.C.

By:	/S/ JANICE M. STANTON
Name:	Janice M. Stanton
Title:	Member; Authorized Signatory

JON R. BAUER

By:	/S/ JON R. BAUER

JANICE M. STANTON

By:	/S/ JANICE M. STANTON

GIL A. TENZER

By:	/S/ GIL A. TENZER

CONTRARIAN CAPITAL FUND I, L.P.

By:	Contrarian Capital Management, L.L.C.,
its general partner

By:	/S/ JANICE M. STANTON
Name:	Janice M. Stanton
Title:	Member; Authorized Signatory

CONTRARIAN CAPITAL FINANCE, L.P.

By:	Contrarian Capital Management, L.L.C.,
its general partner

By:	/S/ JANICE M. STANTON
Name:	Janice M. Stanton
Title:	Member; Authorized Signatory

Page 34 of 35 Pages

CCM PENSION-A, L.L.C.

By:	Contrarian Capital Management, L.L.C.,
its managing member

By:	/S/ JANICE M. STANTON
Name:	Janice M. Stanton
Title:	Member; Authorized Signatory

CCM PENSION-B, L.L.C.

By:	Contrarian Capital Management, L.L.C.,
its managing member

By:	/S/ JANICE M. STANTON
Name:	Janice M. Stanton
Title:	Member; Authorized Signatory

CCM PENSION-C, L.L.C.

By:	Contrarian Capital Management, L.L.C.,
its managing member

By:	/S/ JANICE M. STANTON
Name:	Janice M. Stanton
Title:	Member; Authorized Signatory

CONTRARIAN CAPITAL SENIOR SECURED, L.P.

By:	Contrarian Capital Management, L.L.C.,
its general partner

By:	/S/ JANICE M. STANTON
Name:	Janice M. Stanton
Title:	Member; Authorized Signatory

CONTRARIAN SOCIALLY RESPONSIBLE, L.P.

By:	Contrarian Capital Management, L.L.C.,
its general partner

By:	/S/ JANICE M. STANTON
Name:	Janice M. Stanton
Title:	Member; Authorized Signatory

Page 35 of 35 Pages